[Logo of Entergy]

                                           For Further Information
                Nancy Morovich, Vice President, Investor Relations
                                    Phone 504/576-5506, Fax - 2897
INVESTOR NEWS                                  nmorovi@entergy.com

August 15, 2001

Entergy  Will  Buy  Vermont  Yankee, Expanding  Northeast  Nuclear
Portfolio to 4,000 MW

Entergy  Corporation  today  announced  that  it  has  reached  an agreement to acquire the Vermont Yankee nuclear plant near Brattleboro, Vermont. The acquisition of Vermont Yankee brings Entergy's Northeast generation portfolio to nearly 4,000 megawatts, and makes Entergy the largest nuclear operator in the region. The Vermont Yankee plant will be acquired for approximately $284/kW and is expected to contribute $0.03 to Entergy's EPS in 2002 for a partial year of operation. This amount is reflected in Entergy's previously-issued 2002 earnings guidance of $3.30 to $3.50 per share.

Entergy will pay $145 million to the owners of Vermont Yankee for the 510 MW plant. In addition, the owners agreed to sell fuel at Vermont Yankee to Entergy for its book value at the time of closing, which is estimated to be $35 million.

As part of the Vermont Yankee purchase, Entergy and twelve owners of the plant executed a 10-year Purchase Power Agreement for 100% of the plant's output up to 510 MW. The PPA price, which varies by year, averages $42 per megawatt hour. From 2002 through 2005, the PPA contract price is fixed. Thereafter, the PPA includes a "low market adjuster" that protects VY owner-utilities and their power consumers in case market power prices decline significantly. If a prior year's average market price of power is more than five percent below the annual PPA price for the current year, the PPA price would drop to 105% of the previous year's average market price.

Vermont Yankee will become the third General Electric boiling water reactor in Entergy's Northeast fleet. Because of this, Entergy expects to achieve operating efficiencies in the areas of purchasing, inventory management and resource sharing. In addition, Entergy expects to uprate the capacity of Vermont Yankee by 10%, or 50 MW, over the next three years. The PPA does not cover output associated with uprates.

The transaction is targeted to close in Spring 2002, pending approval by the U.S. Nuclear Regulatory Commission and other regulatory and state agencies.

Description

Plant                        Vermont Yankee
Location               near Brattleboro, Vermont
Reactor type     General Electric boiling water reactor

Capacity                         510 MW
                    (uprates expected to add 50 MW)
Next   refueling       Fall 2002 (18-month cycle)
outage
1991-2000                     89% average
capacity factor
License                           2012
expiration


Terms of Sale

 ETR cash requirements  $180 million ($35 for fuel, $145 for plant and other assets)
 Decommissioning        Owners will transfer $280 million trust
                        fund at closing
 Purchase power         Owners will purchase 100% of VY's 510 MW
 agreement (PPA)        output for 10 years on a unit contingent
                        basis at PPA prices that average $42/MWH
                             o    From 2002 through 2005, PPA price
                                is fixed.
                             o    From 2006 through 2012, PPA price
                                may be adjusted.  The "low market
                                adjuster" applies if a prior year's
                                average market price of power is more
                                than 5% below the annual PPA price for
                                the current year. In this scenario, the PPA price drops to 105% of the previous year's average market price.


Economic Value of the Transaction

What Entergy is buying:               $Millions
    Fuel                                 35
    Plant & Other assets                 145
    Total                                180
        A purchase price of $145 million for
   510 MW of nuclear generation equates to $284/kW

Expected EPS Contribution1          Range 2002-05
     Annual EPS contribution       $0.07  to  0.10
     from VY                      $(0.04) to (0.03)
     Lost interest income at        $0.03 to 0.07
     Parent
     Total EPS impact

                                       Average
Project Metrics                        2002-05
     Operating Margin                    30%
     Net Margin                          12%
     Coverage                            11X
     ROE                                 15%
     ROIC                                12%





Entergy Nuclear's Northeast Presence

Inserted here is a map showing location and reactor type of Entergy's Northeastern U.S. non-regulated nuclear plants.

The nuclear businesses of Entergy Corporation are headquartered in Jackson, Mississippi. Entergy's nuclear businesses encompass five power reactors at four locations in Arkansas, Mississippi and Louisiana under regulatory jurisdictions, and the Corporation is expanding into the competitive power market nationally by purchasing additional nuclear plants. The Vermont Yankee purchase will be Entergy's fourth purchase in the Northeast. The company purchased Pilgrim Nuclear Station in 1999-the first nuclear plant sale in a competitive bidding process, and the Indian Point 3 and Fitzpatrick Nuclear Stations in 2000. The company is expected to close the purchase of Indian Point 2 Nuclear Station in September 2001.

Entergy is a major global energy company with power production, distribution operations, and related diversified services. Entergy owns, manages, or invests in power plants generating more than 30,000 megawatts of electricity domestically and internationally, and delivers electricity to about 2.6 million customers in portions of Arkansas, Louisiana, Mississippi, and Texas. Through Entergy-Koch, L.P., it is also a leading provider of wholesale energy marketing and trading services.
                               -30-




          Entergy's on-line address is: www.entergy.com.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Investors are cautioned that forward-looking statements contained herein with respect to the revenues, earnings, performance, strategies, prospects and other aspects of the business of Entergy Corporation, Entergy Arkansas, Inc., Entergy Gulf States, Inc., Entergy Louisiana, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc., and System Energy Resources, Inc. and their affiliated companies may involve risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties relating to: the effects of weather, the performance of generating units and transmission systems, the possession of nuclear materials, fuel and purchased power prices and availability, the effects of regulatory decisions and changes in law, litigation, capital spending requirements, the onset of competition, including the ability to recover net regulatory assets and other potential stranded costs, the effects of recent developments in the California electricity market on the utility industry nationally, advances in technology, changes in accounting standards, corporate restructuring and changes in capital structure, the success of new business ventures, changes in the markets for electricity and other energy-related commodities, changes in interest rates and in financial and foreign currency markets generally, the economic climate and growth in Entergy's service territories, changes in corporate strategies, and other factors.

_______________________________
1 Assuming 40% debt financing.